                                                                     EXHIBIT 2.5


                          PURCHASE AND SALE AGREEMENT


                                 BY AND AMONG



                             IXL ACQUISITION CORP.



                                      AND



                             MEMPHIS ON LINE, INC.

                        SOUTHERN ON LINE SYSTEMS, INC.

                           SOUTHERN TEL SUPPLY, INC.



                           DATED AS OF JUNE 5, 1996

                                   EXHIBITS


Assumption Agreement.................................................. Exhibit A

Bill of Sale and Assignment........................................... Exhibit B

Buyer's Closing Certificate........................................... Exhibit C

Assignment and Assumption of Contracts................................ Exhibit D

Indemnity Guaranty Agreement.......................................... Exhibit E

Assignment and Assumption of Leases................................... Exhibit F

Noncompetition Agreement.............................................. Exhibit G

Seller's Closing Certificate.......................................... Exhibit H

Trademark Assignment.................................................. Exhibit I

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


     THIS PURCHASE AND SALE AGREEMENT is entered into this 5th day of June, 1996, by and between MEMPHIS ON LINE, INC., a Tennessee corporation ("Memphis"), SOUTHERN ON LINE SYSTEMS, INC., a Tennessee corporation ("Southern"), SOUTHERN TEL SUPPLY, INC., a Mississippi corporation ("SouthCom") (individually, a "Seller," collectively, the "Sellers), and IXL ACQUISITION CORP., a Delaware corporation, or its successors or assigns ("Buyer").


                                R E C I T A L S:
                                - - - - - - - -

     A. Memphis and Southern are engaged in the business of providing access to the Internet, designing and preparing World Wide Web sites and assisting clients in advertising their goods and services on the Internet, and other related services.

     B. SouthCom owns certain assets used by Memphis and Southern in their respective Businesses.

     C. Memphis and Southern are willing to sell to Buyer and Buyer is willing to purchase from Memphis and Southern substantially all of the assets, business, properties and rights of Memphis and Southern related to the conduct of their respective Businesses; and SouthCom is willing to sell to Buyer and Buyer is willing to purchase from SouthCom certain of the assets, properties and rights of SouthCom, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the meanings specified:

     "ACCOUNTS RECEIVABLE" shall mean all accounts receivable of Memphis and Southern related to the Businesses immediately prior to the Closing as determined in accordance with generally accepted accounting principles;

     "ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 2.4;

     "ADJUSTMENT LIST" shall have the meaning set forth in Section 2.4;

     "AGREEMENT" shall mean this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;

     "ASSUMED LIABILITIES" shall mean (a) the liabilities of Memphis and Southern on their respective balance sheets as of April 30, 1996, as listed on
Schedule 1.1, (b) the obligations of Memphis and Southern under the Contracts
------------
and the Leases arising from and accruing with respect to the operation of the Businesses of Memphis and Southern after the Closing Date, except those Contracts and Leases, if any, included in the Retained Assets, (c) the liabilities, obligations and claims resulting from the operation of the Businesses prior to the Closing Date to the extent such liabilities, obligations and claims are the subject of a purchase price adjustment pursuant to Section
2.4 in favor of Buyer, (d) the Mortgage, and (e) the liabilities and obligations in connection with the Computer Financing Leases arising after the Closing Date;

     "ASSUMPTION AGREEMENTS" shall mean instruments in the form of Exhibit A
                                                                   ---------
attached hereto by which the Assumed Liabilities are to be accepted by Buyer;

     "BENEFIT ARRANGEMENTS" shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan;

     "BILLS OF SALE AND ASSIGNMENT" shall mean instruments in the form of Exhibit B attached hereto, by which Memphis and Southern will convey to Buyer
---------
title to the Customer Lists, the Equipment, the Intangible Property, the Miscellaneous Assets, the Motor Vehicles and the Records, and by which SouthCom will convey to Buyer title to the SouthCom Assets;

     "BUSINESSES" shall mean the business operations of Memphis and Southern, as required by the context, and "BUSINESS" shall mean the business operations of either of Memphis or Southern;

     "BUYER" shall mean IXL Acquisition Corp., a Delaware corporation;

     "BUYER'S CLOSING CERTIFICATE" shall mean the certificate delivered by Buyer to Sellers at Closing, in the form of Exhibit C attached hereto;
                                      ---------

     "CASH" shall mean all moneys of Memphis and Southern relating to their respective Businesses, whether in the form of cash, cash equivalents, or deposits in bank accounts of any kind;

     "CASH PURCHASE PRICE" shall mean Two Hundred Eighty Thousand One Hundred Sixty-Five Dollars and 73/100 ($280,165.73), to be adjusted pursuant to Section
2.4 hereof;

     "CLOSING" shall mean the conference to be held at 10:00 a.m., Atlanta, Georgia time on the Closing Date simultaneously at the offices of Minkin & Snyder, P.C., One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305 and The Bogatin Law Firm, PLC, 860 Ridge Lake Blvd., Suite 360, Memphis, Tennessee 38120, with required signatures to be sent by facsimile and overnight delivery, or at such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated;

     "CLOSING DATE" shall mean (a) May 31, 1996, or (b) such other date as Buyer and Seller may agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m. on the first day subsequent to the Closing Date;

     "CODE" shall mean the Internal Revenue Code of 1986, as amended;

     "COMPUTER FINANCING LEASES" shall mean those financing leases between SouthCom and third parties with respect to computer equipment set forth on
Schedule 1.2;
------------

     "CONTRACT ASSIGNMENTS" shall mean the Assignments and Assumption of Contracts, in the form of Exhibit D attached hereto, by which Memphis and
                          ---------
Southern will assign the Contracts to Buyer and Buyer will assume certain of the then-remaining respective rights and obligations of Memphis and Southern under the Contracts;

     "CONTRACTS" shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which Memphis and Southern conduct their respective Businesses, whether written, oral or implied, including but not limited to those agreements listed on Schedule 1.3;
                                              ------------

     "COPYRIGHTS" shall mean all copyrights and copyright applications owned by or related to Sellers, including without limitation those items described on
Schedule 1.4;
------------

     "CUSTOMER LISTS" shall mean all lists, documents, written information, computer disks, computer tapes, programs and other computer readable media possessed by Memphis and Southern concerning past, present and potential purchasers of services from their respective Businesses;

     "EMPLOYEE BENEFIT PLANS" shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of any Seller participates;

     "ENVIRONMENTAL LAWS" shall mean all applicable rules and regulations of the federal Environmental Protection Agency and all other federal, state and local laws, including statutes, regulations, ordinances, codes, rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Materials or toxic substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and

Liability Act of 1980, regulations of the Environmental Protection Agency, the Toxic Substance Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect;

     "EQUIPMENT" shall mean all equipment, computers, furniture, fixtures, furnishings, machinery, parts and other items of tangible personal property of Memphis and Southern used or useable in their respective Businesses, including but not limited to those items listed on Schedule 1.5;
                                         ------------

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "FINANCIAL STATEMENTS" shall mean the unaudited financial statements of Memphis and Southern described in Section 3.11;

     "FINANCING LEASES" shall mean any Lease, other than the Computer Financing Leases, which is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

     "HAZARDOUS MATERIALS" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCB's), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

     "INDEMNITY GUARANTY AGREEMENT" shall mean the Indemnity Guaranty Agreement by and among Stephen Gill, Jeffrey Stewart and Buyer, in the form of Exhibit E
                                                                     ---------
attached hereto;

     "INTANGIBLE PROPERTY" shall mean: (a) the Copyrights; (b) the Trademarks;
(c) the Trade Secrets; (d) the Software, (e) all of the rights of Memphis and Southern in and to the names "Memphis OnLine" and "Southern On Line Systems"; and (f) all goodwill associated therewith;

     "KNOWLEDGE OF SELLERS" shall mean the actual knowledge of Stephen Gill or Jeffrey Stewart, or knowledge which either of such Persons would have possessed upon reasonable investigation of the business affairs and operations of the Businesses;

     "LEASE ASSIGNMENTS" shall mean the Assignments and Assumption of Leases in the form of Exhibit F attached hereto, by which Memphis and Southern shall
            ---------
assign to Buyer their respective Leases, and by which SouthCom shall assign to Buyer the Computer Financing Leases;

     "LEASES" shall mean those leases of real and personal property related to the Businesses, as listed on Schedule 1.6;
                             ------------

     "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the State of Tennessee or comparable law of any jurisdiction;

     "MISCELLANEOUS ASSETS" shall mean all tangible and intangible assets used or useable in the operation of the Businesses of Memphis and Southern and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Retained Assets;

     "MORTGAGE" shall mean the indebtedness and associated Lien related to the Real Property.

     "MOTOR VEHICLES" shall mean all motor vehicles used by Memphis and Southern related to the operation of the Businesses, including without limitation those listed on Schedule 1.7;
          ------------

     "NON-COMPETITION AGREEMENT" shall mean the Non-Competition Agreement entered into by Buyer and Stephen W. Gill on the date of this Agreement, in the form of Exhibit G attached hereto;
        ---------

     "PERSON" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity;

     "PERMITTED LIENS" shall mean only the following Liens: (a) Liens existing on the Closing Date related to the Computer Financing Leases and the Mortgage,
(b) Liens existing on Retained Assets; (b) Liens existing on the Closing Date to remain on Purchased Assets as listed on Schedule 1.8; (c) Liens for taxes,
                                        ------------
assessments or other governmental charges or levies not yet due; (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (e) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; and (f) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Real Property or interfering with the ordinary conduct of any of the Businesses;

     "PLAN" shall mean any plan, program or arrangement, whether or not written, that is or was (a) an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by any Seller;
(ii) to which any Seller contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for any Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an "employee pension benefit plan" as such term is defined in
Section 3(2) of ERISA,
including, without limitation, any such plan that satisfies, or is intended by any Seller to satisfy, the requirements for tax qualification described in
Section 401 of the Code; (c) a "multiemployer plan" as such term is defined in
Section 3(37) of ERISA; or (d) an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA;

     "PURCHASED ASSETS" shall mean the right, title and interest of Memphis and Southern in and to (a) all assets used or useable in the business operations of the Memphis and Southern, other than the Retained Assets, including but not limited to (i) the Contracts, (ii) the Customer Lists, (iii) the Equipment, (iv) the Intangible Property, (v) the Leases, (vi) the Miscellaneous Assets, (vii) the Motor Vehicles, (viii) the Records; (ix) the Cash, and (x) the Accounts Receivable;

     "PURCHASE PRICE" shall mean the sum of (i) the Cash Purchase Price, (ii) the total liabilities on the respective balance sheets of Memphis and Southern as of April 30, 1996, as listed on Schedule 1.1, (iii) the total principal
                                   ------------
amount of the Mortgage as of the Closing Date, (iv) the total remaining liabilities on the Computer Financing Leases as of the Closing Date;

     "REAL PROPERTY" shall mean the SouthCom's fee simple interest in the real property more particularly described on Schedule 1.9, and all buildings,
                                        ------------
improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of SouthCom in and to any street adjoining any portion of the Real Property;

     "RECORDS" shall mean all the files and records, including schematics, technical information and engineering data, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, files and records and all other written materials of Memphis and Southern relating to the Businesses; provided, however, that Records shall not mean or include the internal corporate
--------  -------
books and stock ownership records of Memphis and Southern;

     "RETAINED ASSETS" shall mean (a) any and all claims of Sellers with respect to transactions prior to the Closing Date including, without limitation, claims for tax refunds except to the extent such claims relate to Assumed Liabilities, the Purchased Assets or the SouthCom Assets, (b) all contracts of insurance entered into by any Seller, (c) all assets related to the Employee Benefit Plans, (d) all assets of SouthCom other than the SouthCom Assets, (f) all assets and the rights and obligations under any agreements listed on Schedule 1.10
                                                              -------------

     "RETAINED LIABILITIES" shall mean all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred, other than the Assumed Liabilities, which Retained Liabilities shall include but not be limited to (a) all taxes that result from or have accrued in connection with the operation of the Businesses prior to the Closing Date, (b) liabilities and obligations arising under Contracts and Leases transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the Closing, except to the extent any such liabilities have been taken into account in adjusting the Cash Purchase Price pursuant to Section 2.4, (c) all liabilities and obligations accruing with respect to the operation of the Businesses prior to the Closing, except to the extent any such liabilities have been taken into account in adjusting the Cash Purchase Price pursuant to Section 2.4, (d) all liabilities related to the Employee Benefit Plans, and (e) all liabilities related to Financing Leases other than the Computer Financing Leases;

     "SCHEDULES" shall mean those schedules referred to in this Agreement which have been delivered separately but concurrently with the execution of this Agreement, which schedules are incorporated herein and made a part hereof;

     "SELLER" and "SELLERS" shall have the meaning set forth in the preamble to this Agreement;

     "SELLERS' CLOSING CERTIFICATES" shall mean the certificate delivered by each Seller to Buyer at the Closing, in the form of Exhibit H attached hereto;
                                                    ---------

     "SOFTWARE" shall mean the proprietary computer software programs and interfaces identified on Schedule 1.11 hereto, in source and object code form;
                         -------------

     "SOUTHCOM ASSETS" shall mean (a) the SouthCom Equipment, (b) the Real Property, and (c) the SouthCom Name;

     "SOUTHCOM EQUIPMENT" shall mean the equipment and other tangible personal property of SouthCom listed on Schedule 1.12, which also lists the Equipment;
                               -------------

     "SOUTHCOM NAME" shall mean the name "Southern Communications" and all goodwill associated therewith;

     "TITLE COMPANY" shall mean Mid-South Title Company;

     "TITLE POLICY" shall mean the owner's title policy issued by the Title Company with respect to the Real Property, and the preliminary reports on title issued by the Title Company, which preliminary reports shall contain a commitment of the Title Company (the "Title Commitment") to issue an owner's
                                      ----------------
title insurance policy on ALTA Owners Policy insuring the fee simple interest of SouthCom in the Real Property. The Title Commitment shall be in the amount of $650,000 and shall be subject only to (i) Permitted Liens; and (ii) such other Liens that will be released at Closing. All standard exceptions, other than those for which a survey is necessary, are to be deleted from the Title Policy and Title Commitment.

     "TRADE SECRETS" shall mean all proprietary information of the Memphis and Southern relating to the Businesses;

     "TRADEMARKS" shall mean all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Memphis and Southern relating to the Businesses, as set forth on
Schedule 1.13;
-------------

     "TRADEMARK ASSIGNMENTS" shall mean instruments, in the form of Exhibit I
                                                                    ---------
attached hereto, by which each Seller conveys to Buyer its respective Trademarks; and

     "WARRANTY DEED" shall mean a warranty deed in a form acceptable to the Title Company pursuant to which SouthCom shall convey to Buyer at the Closing the Real Property.

     1.2 SINGULAR/PLURAL; GENDER. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.


                                   ARTICLE II

                               PURCHASE AND SALE

     2.1 PURCHASE AND SALE. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement:

     (a) Memphis and Southern shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Memphis and Southern's respective rights, title and interest, legal and equitable, in and to the Purchased Assets; and

     (b) SouthCom shall assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of SouthCom's right, title and interest, legal and equitable, in and to the SouthCom Assets.

Notwithstanding any provision of this Agreement to the contrary, Sellers shall not transfer, convey or assign to Buyer, but shall retain, all of their respective right, title and interest in and to the Retained Assets.

     2.2 PAYMENTS ON CLOSING; ASSUMPTION OF LIABILITIES. At the Closing on the Closing Date:

         (a) Buyer shall pay Sellers, by wire transfer of immediately available funds, an amount equal to the Cash Purchase Price, as adjusted pursuant to
Section 2.4, to such accounts and in such amounts as designated by Sellers; and

         (b) Buyer shall assume the Assumed Liabilities.

     2.3 CLOSING DATE DELIVERIES.  At the Closing on the Closing Date:

         (a) Sellers, as applicable, respectively shall deliver, or cause to be delivered to Buyer properly executed and dated as of the Closing Date: (i) the Assumption Agreements; (ii) the Bills of Sale and Assignment; (iii) the Contract Assignments; (iv) the Indemnity Guaranty Agreement; (v) the Lease Assignments;
(vi) the Non-Competition Agreement; (vii) Sellers'

Closing Certificates; (viii) the Trademark Assignments; (ix) the Title Policy and (x) the Warranty Deed; and (xi) such other documents as provided in Article V hereof or as Buyer shall reasonably request; and

         (b) Buyer shall deliver, or cause to be delivered to Sellers, as applicable, properly executed and dated as of the Closing Date: (i) the Assumption Agreements; (ii) the Bills of Sale and Assignment; (iii) Buyer's Closing Certificate; (iv) the Contract Assignments; (v) the Indemnity Guaranty Agreement, (vi) the Lease Assignments; (vii) the Non-Competition Agreement;
(viii) the Trademark Assignments; and (ix) such other documents as provided in
Article VI hereof or as Sellers shall reasonably request.

     2.4 ADJUSTMENTS TO CASH PURCHASE PRICE.

         (a) All prepaid revenue, prepaid expenses and accrued expenses of the Sellers as of the close of business on April 30, 1996 shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue and expenses arising from the operation of the Business on or before April 30, 1996 shall be for the respective accounts of Sellers, and all revenue and expenses arising from the operation of the Business from and after April 30, 1996 shall be for the account of Buyer.

         (b) To the extent not inconsistent with the express provisions of this Agreement, all allocations made pursuant to this Section 2.4 shall be made in accordance with generally accepted accounting principles.

         (c) Net settlement of the adjustments contemplated under this Section
2.4 shall be made at the Closing based upon the Adjustment List (as defined herein) as far as feasible. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. Buyer shall prepare and deliver to Seller within sixty (60) business days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Sellers and Buyer, an itemized list (the "Adjustment List") of all sums to be credited to or
                       ---------------
charged against the account of Buyer, with a brief explanation thereof. Such list shall show the net amount credited to or charged against the account of Buyer (the "Adjustment Amount"). If the Adjustment Amount is a credit to the
            -----------------
account of Buyer, Sellers shall pay such amount to Buyer; if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Sellers. Except as provided otherwise in Section 2.4(g), payment of the Adjustment Amount shall be made not later than ten (10) business days following the delivery of the Adjustment List.

         (d) Not later than ten (10) business days following the delivery of the Adjustment List, Sellers may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Sellers' position in respect thereof. Buyer and Sellers shall consult to resolve any such dispute for a period of ten (10) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in Section 2.4(c). If such ten (10) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent public accounting firm mutually agreed upon by Sellers and Buyer (the "Accountants"), which shall resolve the dispute and shall
                        -----------
render its decision (together with a brief explanation of the basis therefor) to Buyer and Sellers not later than twenty (20) business days following submission of the dispute to it; provided, however, if Buyer and Sellers are unable to
                      --------  -------
mutually agree upon an independent public accounting firm, then Buyer and Sellers shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The disputed portion of the Adjustment Amount (the "Disputed
                                                                 --------
Amount") shall be paid by the party required to pay the same within five (5)
------
business days after the delivery of a copy of such decision to Sellers and Buyer. The fees and expenses of the Accountants (the "Accountants Fees") shall
                                                      ----------------
be shared by Sellers and Buyer in accordance with the following principles: (i) Buyer shall pay that portion of the Accountants Fees which results from multiplying the Accountants Fees by a fraction, the numerator of which is the sum of all items constituting a portion of the Disputed Amount which were paid to Sellers and the denominator of which is the Disputed Amount; and (ii) Sellers shall pay that portion of the Accountants Fees which results from multiplying the Accountants Fees by a fraction, the numerator of which is the sum of all items constituting a portion of the Disputed Amount which were paid to Buyer and the denominator of which is the Disputed Amount.

         (e) The Adjustment List (to the extent not disputed within the specified period by Seller), any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

     2.5 NON-ASSUMPTION OF LIABILITIES. Buyer does not and shall not assume or become obligated to pay any debt, obligation or liability of any kind or nature of any Seller or the Businesses, whether or not incurred or accrued in connection with the operation of any of the Businesses, except the Assumed Liabilities or such other charges as are specifically allocated to Buyer elsewhere in this Agreement.

     2.6 TAXES. All federal, state, local and other transfer, sales and use taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets and/or the SouthCom Assets as contemplated by this Agreement shall be paid by Buyer.

     2.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price will be allocated among each item or class of the Purchased Assets and the SouthCom Assets as agreed by the parties and set forth on Schedule 2.7. Buyer and Seller each
                                       ------------
agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulation 1.1060T.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers represent and warrant to Buyer (which representations and warranties shall survive the Closing for a period of twenty-four (24) months, except with respect to the representations and warranties set forth in Sections 3.16 and 3.21, which representations and warranties shall survive for the applicable statute of limitations) as follows:

     3.1 ORGANIZATION. Memphis and Southern each is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and neither Memphis nor Southern has operations in any other state which would require such Seller to become qualified to do business as a foreign corporation in any such state. SouthCom is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, is qualified to do business as a foreign corporation in the State of Tennessee, and does not have operations in any other state which would require SouthCom to be qualified to do business as a foreign corporation in such state. SouthCom has registered to use the assumed name of "Southern Communications" in Tennessee. Each Seller has the power and authority to own, lease, and operate its properties and to carry on its business in the places where such properties are now owned, leased or operated as such business is now conducted. Complete and correct copies of the Articles of Incorporation of each Seller as in effect through the date hereof are attached as Schedule 3.1.
                                                            ------------

     3.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby, are within the corporate power of each Seller and have been duly authorized by all necessary action by each Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each Seller and the valid and binding obligations of each Seller, enforceable against it in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally, and by general equitable principles which may limit the right to obtain equitable remedies.

     3.3 ABSENCE OF CONFLICTING AGREEMENTS.  Except as set forth on Schedule
                                                                    --------
3.3, neither the execution, delivery or performance of this Agreement by each
---
Seller, nor with respect to Memphis and Southern, the consummation of the sale and purchase of the Purchased Assets, or with respect to SouthCom, the consummation of the sale and purchase of the SouthCom Assets, or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:

         (a) conflict with, result in a breach of, or constitute a default under the Articles of Incorporation of each Seller, or any federal, state or local law, statute, ordinance, rule or regulation applicable to any Seller, or any court or administrative order or process, or any material Contract, agreement, arrangement, commitment or plan to which a Seller is a party or by which any Seller is bound and which relates to the ownership or operation of the Businesses, the Purchased Assets or the SouthCom Assets;

          (b) result in the creation of any Lien upon any of the Purchased Assets or the SouthCom Assets;

          (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform any material Contract or other agreement, arrangement, commitment or plan to which any Seller is a party and which relates to, the ownership or operation of the Businesses, the Purchased Assets or the SouthCom Assets;

          (d) accelerate or modify or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material Contract or other agreement, arrangement, commitment or plan to which any Seller is a party and which relates to the ownership or operation of any of the Businesses, the Purchased Assets or the SouthCom Assets;

          (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority; or

          (f) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which any Seller is a party or bound by or to which the Businesses, the Purchased Assets or the SouthCom Assets are bound or subject.

     3.4 PURCHASED ASSETS. The Purchased Assets include: (a) all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, used or useable in the conduct of the Businesses of Memphis and Southern in the manner in which those Businesses have been and are now conducted, but excluding the Retained Assets. All inventories of supplies of every type and spare parts necessary or appropriate for the operation of the Businesses are at levels substantially consistent with their past operations, subject to monthly and seasonal variances.

     3.5 TITLE TO PURCHASED ASSETS AND SOUTHCOM ASSETS; LIENS AND ENCUMBRANCES. Except as set forth on Schedule 3.5, Sellers own good and marketable title to or
                       ------------
have valid leasehold interests in all of the respective Purchased Assets and SouthCom Assets (other than the Real Property as to which the provisions of Section 3.9 apply) free and clear of any and all Liens, except for Permitted Liens.

     3.6 CONDITION OF EQUIPMENT.  Except as set forth on Schedule 3.6:
                                                         ------------

         (a) each material item of Equipment and SouthCom Equipment is in good condition and repair, ordinary wear and tear excepted, is fit for operation in its intended use and is not in need of imminent repair or replacement;

         (b) the Equipment includes all items of tangible personal property utilized by Memphis and Southern in connection with owning and operating their respective Businesses;

         (c) Schedule 1.5 (and by reference, Schedule 1.12) contains a true and
             ------------                    -------------
correct list of all items of tangible personal property necessary for or used in the operation of the respective Businesses of Memphis and Southern in the manner in which each is now operated; and

          (d) Schedule 1.12 contains a true and correct list of all of the
              -------------
SouthCom Equipment; and

     3.7  THE CONTRACTS.  Except as set forth on Schedule 3.7:
                                                  -----------

          (a) the Contracts described on Schedule 1.3 constitute all of the
                                         ------------
agreements (other than the Leases) relating to properties, undertakings or commitments to or from third parties in the conduct of the respective Businesses of Memphis and Southern other than agreements which are cancelable by any Seller
                        ----- ----
or its assignee without breach or penalty on not more than thirty (30) days notice and which involve average annual payments or receipts by any Seller of less than $1,000 in the case of any single contract and $5,000 in the aggregate;

          (b) Memphis and Southern each has performed each term, covenant and condition of each of its respective Contracts required to be listed on Schedule
                                                                       --------
1.3, and no default on the part of either Memphis or Southern, and to the
---
Knowledge of Sellers, any other party thereto, exists under any of the Contracts;

          (c) no event has occurred under any of the Contracts required to be listed on Schedule 1.3 which would constitute a default thereunder on the part
          ------------
of Memphis or Southern and, to the Knowledge of Sellers, any other party thereto but for the requirement that notice be given or time elapse or both;

          (d) each of the Contracts listed on Schedule 1.3 is in full force and
                                              ------------
effect, unimpaired by any acts or omissions of Memphis or Southern, and constitutes the legal and binding obligation of, and is legally enforceable against Memphis or Southern, respectively, and to the Knowledge of Sellers, against each other party thereto in accordance with its terms;

          (e) Memphis and Southern have furnished true and complete copies of all Contracts listed on Schedule 1.3, including all amendments, modifications
                        ------------
and supplements thereto, and Schedule 1.3 contains summaries of the provisions
                             ------------
of all oral contracts;

          (f) the respective right, title and interest in and to the respective Contracts of Memphis and Southern required to be listed on Schedule 1.3 is fully
                                                           ------------
assignable to Buyer without the consent, approval or waiver of any other Person.

     3.8  INTANGIBLE PROPERTY.  Except as set forth on Schedule 3.8:
                                                       ------------

          (a) there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Sellers, threatened by any third party pertaining to or challenging Memphis or Southern's right to use any of the Intangible Property or SouthCom's right to use the SouthCom Name;

          (b) there are no facts which would render any of the Intangible Property or SouthCom's right to use the SouthCom Name invalid or unenforceable;

          (c) there is no trademark, trade name, patent or copyright owned by a third party which any Seller is using without license to do so (which licenses, if any, constitute part of the Contracts);

          (d) there are no royalty or licensing agreements between the respective Sellers, as applicable, and any third party relating to any of the Intangible Property or the SouthCom Name;

          (e) the Intangible Property and the SouthCom Name constitute all Copyrights, Trademarks, Trade Secrets and rights in and to the operating/business names necessary or appropriate for or used in the operation of the Businesses; and

          (f) all Copyrights and Trademarks are described, listed or set forth on Schedules 1.4 and 1.13, respectively, all of which are transferable to Buyer
   -------------     ----
by the sole act of Memphis or Southern.

     3.9  REAL PROPERTY.  Except as set forth on Schedule 3.9:
                                                 ------------

          (a) SouthCom has good, marketable and insurable title in the Real Property. Attached to Schedule 3.9 are all policies of title insurance
                       ------------
currently existing in favor of SouthCom with respect to the Real Property. Except for Permitted Liens, there are no Liens, restrictions or encumbrances to title to any portion of the Real Property. SouthCom has not subjected the Real Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record;

          (b) No Seller has received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Sellers, no such action is presently contemplated or threatened;

          (c) No Seller has received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would adversely affect the insurability of the Real Property or the premiums for the insurance thereof. No Seller has received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made;

          (d) There are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, tenants at will, trespassers or otherwise;

          (e) The Real Property and the present use thereof does not violate any zoning, building, land-use or other federal, state or municipal law, ordinance, regulation or restriction applicable to the Real Property. The current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property;

          (f) There is no law, ordinance, order, regulation or requirement now in existence, including, without limitation, any Environmental Law which would require any expenditure to modify or improve any of the Real Property in order to bring it into substantial compliance therewith;

          (g) The Real Property has adequate access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Sellers, threatened governmental proceeding which would impair or curtail such access;

          (h) There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building or other facility located on the Real Property; and

          (i) There are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the building located on the Real Property, and the roof of the building located on the Real Property is free from leaks and in good condition.

     3.10 THE LEASES.  Except as set forth on Schedule 3.10:
                                              -------------

          (a) Leases.
              ------

          (i) The Leases described on Schedule 1.6 constitute all of the Leases
                                      ------------
     between Memphis or Southern and third parties relating to the operation of the Businesses;

          (ii) Memphis and Southern, as applicable, have performed each term, covenant and condition of each Lease listed on Schedule 1.6 which is to be
                                                    ------------
     performed by Memphis or Southern at or before the date hereof, and no default on the part of Memphis or Southern and, to the Knowledge of Sellers, on the part of any other party thereto, exists under any Lease;

          (iii) no event has occurred under any of the Leases which would constitute a default thereunder on the part of Memphis or Southern, and to the Knowledge of Sellers, on the part of any other party thereto but for the requirement that notice be given or time elapse or both;

          (iv) each of the Leases is in full force and effect, unimpaired by any acts or omissions of Memphis or Southern, and constitutes the legal and binding obligation of Memphis or Southern, as applicable, and to the Knowledge of Sellers, any other party thereto in accordance with its terms;

          (v) Memphis and Southern have furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto;

          (vi) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which is owed by Memphis or Southern;

          (vii) Memphis and Southern's respective rights, title and interest in and to each of the Leases is fully assignable to Buyer without the consent, waiver or approval of any Person; and

          (viii) each of the Financing Leases are listed as such on Schedule
                                                                    --------
     1.6.
     ---

          (b) Computer Financing Leases.
              -------------------------

          (i) The Computer Financing Leases described on Schedule 1.2 constitute
                                                         ------------
     all of the Computer Financing Leases between SouthCom and third parties related to computer equipment used in the operation of the Businesses;

          (ii) SouthCom has performed each term, covenant and condition of each Computer Financing Lease listed on Schedule 1.2 which is to be performed by
                                        ------------
     SouthCom at or before the date hereof, and no default on the part of SouthCom and, to the Knowledge of Sellers, on the part of any other party thereto, exists under any Computer Financing Lease;

          (iii) no event has occurred under any of the Computer Financing Leases which would constitute a default thereunder on the part of SouthCom and, to the Knowledge of Sellers, on the part of any other party thereto but for the requirement that notice be given or time elapse or both;

          (iv) each of the Computer Financing Leases is in full force and effect, unimpaired by any acts or omissions of SouthCom, and constitutes the legal and binding obligation of SouthCom and to the Knowledge of Sellers, any other party thereto in accordance with its terms;

          (v) SouthCom has furnished true and complete copies of all the Computer Financing Leases to Buyer, including any and all amendments thereto;

          (vi) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Computer Financing Lease which is owed by SouthCom; and

          (vii) SouthCom's rights, title and interest in and to each of the Computer Financing Leases is fully assignable to Buyer without the consent, waiver or approval of any Person.

     3.11 FINANCIAL STATEMENTS.  Attached as Schedule 3.11 with respect to
                                             -------------
each Seller are true and complete copies of the unaudited balance sheet, as at December 31, 1995 and April 30, 1996, and the related statements of income and changes in cash flow for the periods then ended. The Financial Statements are in accordance with the books and records of the Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of each Seller as at the date indicated and the results of its operations and changes in cash flows for the period then ended.

     3.12 NO CHANGES.  Except as set forth on Schedule 3.12, since April 30,
                                              -------------
1996, there has not been any:

          (a) transaction by Memphis or Southern with respect to Businesses except in the ordinary course of business consistent with past practices conducted as of that date;

          (b) material adverse change in the financial condition, liabilities, assets or results of operation of Memphis or Southern or the Businesses;

          (c) default under any indebtedness of Memphis or Southern, or any event which with the lapse of time or the giving of notice, or both, would constitute such a default;

          (d) amendment or termination of any Contract, Lease, Financing Lease or Computer Financing Lease to which any Seller is a party, except in the ordinary course of business;

          (e) increase in compensation paid, payable or to become payable by Memphis or Southern to any of their respective employees, except normal increases arising on annual employee review consistent with past practices;

          (f) extraordinary losses (whether or not covered by insurance) or waiver by Memphis or Southern of any extraordinary rights of value;

          (g) commitment to or liability to any labor organization which represents, or proposes to represent, employees of either Business;

          (h) change in either Business's accounting principles;

          (i) a sale, assignment, lease or other transfer or disposition of any of the SouthCom Assets or any of the assets or properties of either Business except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

          (j) to the Knowledge of Sellers, other event or condition of any character, that has or might reasonably have a material adverse effect on the financial condition, business or assets of any Seller or either Business; or

          (k) agreement by any Seller to do any of the foregoing.

     3.13 SOFTWARE.

          (a) All of the Software and every severable component thereof is free of material defects in programming and operation;

          (b) Except as set forth on Schedule 3.13, the Software was developed
                                     -------------
exclusively by employees of Memphis or Southern during such time as they were employed by Memphis or Southern. The Software does not include any inventions or developments of such employees made prior to the time that they became employees of Memphis or Southern and the Software does not include any proprietary intellectual property of any previous employer of any such employees;

          (c) All right, title and interest in and to the Software is owned by Memphis or Southern and the Software is free and clear of all liens and rights of others and is fully transferable to Buyer, and, except as set forth on
Schedule 3.13, no Person other than Memphis or Southern has any right, title or
-------------
interest in or to the Software, including, without limitation, any license, contingent interest or otherwise. The development, use, sale and exploitation of the Software by Memphis or Southern does not violate any material rights of any other Person, and neither Memphis nor Southern has received any written communication alleging such a violation. Except as set forth on Schedule 3.13,
                                                                 -------------
neither Memphis nor Southern has obligation to compensate any Person for the development, use, sale or exploitation of the Software, and neither Memphis nor Southern has granted to any other Person or entity any license, option or other right to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not;

          (d) Except as set forth on Schedule 3.13, Memphis and Southern haver
                                     -------------
kept secret the source code for, and other trade secret materials relating to, the Software and have not disclosed any of such source code or materials to any person or entity. To the Knowledge of Sellers, Memphis and Southern have taken appropriate measures to protect the confidential and proprietary nature of the Software. Except as set forth on Schedule 3.13, there have been no patents
                                  -------------
applied for and no copyrights registered for any part of the Software. Except as set forth in Schedule 3.13, there are no trademark rights of any person
                -------------
relating to the Software; and

          (e) To the Knowledge of Sellers, no person is using the Software in violation of any of the rights thereto of Memphis and Southern.

     3.14 UNDISCLOSED LIABILITIES.  To the Knowledge of Sellers, neither
Memphis nor Southern has any debt, liability or obligation of any kind with respect to its respective Business, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements; (ii) liabilities disclosed on Schedule 3.14 including any contingent liabilities; (iii)
             -------------
liabilities incurred in the ordinary course of business

(other than contingent liabilities) since April 30, 1996; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.

     3.15 NO LITIGATION; LABOR DISPUTES; COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.15:
         -------------

            (a) There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Sellers, threatened, to which any Seller is a party or to which any Seller, the Purchased Assets or the SouthCom Assets are subject which would have a material adverse effect on either Business or such assets taken as whole. There is no investigation by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Sellers, threatened, which is specifically concerned with the operations, business or affairs of any Seller, either Business, the Purchased Assets or the SouthCom Assets.

            (b) Neither Business is subject to or bound by any labor agreement or collective bargaining agreement, there is no labor dispute, grievance, controversy, strike or request for union representation pending or to the Knowledge of Sellers threatened against any Seller relating to or affecting the business or operations of either Business, and there has been no occurrence of any events which would give rise to any such labor dispute, controversy, strike or request for representation.

            (c) Memphis and Southern each owns and operates, and has owned and operated, its respective properties and assets, and carries on and conducts, and has carried on and conducted, the business and affairs of its respective Business in compliance with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including but not limited to Occupational Safety and Health Administration, Equal Employment Opportunity Commission, National Labor Relations Board and Environmental Protection Agency, a violation of which may reasonably be expected to have a material adverse effect either Business or any Seller's rights, assets or properties with respect thereto. Each Business complies in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity.

     3.16   TAXES.  Except as disclosed on Schedule 3.16:
                                           -------------

            (a) Memphis and Southern each has filed all federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such returns, reports and estimates are true and complete in all respects. Memphis and Southern each has withheld all tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the applicable Seller, as the case may be;

            (b) there are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or the SouthCom Assets or on Buyer's title to or use of the Purchased Assets or SouthCom Assets, or that would result in any claim against Buyer; and

            (c) Memphis and Southern each previously has elected under the Code and has continuously maintained, for federal income tax purposes, to be taxed as a Subchapter S corporation.

     3.17 INSURANCE. Memphis and Southern each has in full force and effect the liability and casualty insurance and errors and omissions insurance insuring the business, properties and assets of the Businesses as described on Schedule
                                                                      --------
3.17, and such insurance is for such coverage and in such amounts as is usual
----
and customary for businesses similar to that of the Businesses. Neither Memphis nor Southern is in default with respect to such insurance policies, nor has Memphis or Southern failed to give any notice or present any claim under any policies in due and timely fashion.

     3.18 BROKERS. Neither this Agreement nor the sale and purchase of the Purchased Assets or SouthCom Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing any Seller as broker, finder, investment banker, financial advisor or in any similar capacity.

     3.19   EMPLOYEES.  Schedule 3.19 is a true and complete list showing the
                        -------------
names and current annual salary rates of all employees of Memphis or Southern which list includes for each such Person the amounts paid or payable as base salary and describes any other compensation arrangements, including bonuses, severance or other perquisites. Except as set forth on Schedule 3.19 hereto,
                                                        -------------
there are no employment agreements between Memphis or Southern and their respective employees or professional service agreements not terminable at will relating to either Business. The consummation of the transactions contemplated under this Agreement will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any Person or entity.

     3.20   EMPLOYEE BENEFIT PLANS.  Except as set forth on Schedule 3.20:
                                                            -------------

            (a) No Seller has at any time maintained or been a party to or made contributions to any Employee Benefit Plan. All Employee Benefit Plans maintained by any Seller or to which any Seller is obligated to contribute, are, and have in the past been, in all material respects maintained, funded and administered in compliance with ERISA and the Code, and other applicable law; no Plan subject to Title 4 of ERISA has been terminated; no proceedings to terminate any Plan have been instituted under Subtitle C of Title 4 of ERISA;
no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any Plan maintained any Seller; No Seller has withdrawn from a multi-employer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of any Seller under a multi-employer plan; no Plan or Benefit Arrangement established or maintained by any Seller or to which any Seller is obligated to contribute has any "accumulated funding deficiency," as defined in ERISA; and no Seller has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Plan. No Seller, and to the Knowledge of Sellers any plan fiduciary, have engaged in any "prohibited transaction," as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan of any Seller.

            (b) Each Seller has (i) filed or caused to be filed all returns and reports on the Plans that it is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for each Seller with respect to the Plans have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from any Seller or from any other Person with respect to the Plans that are or could become a Lien on any Purchased Asset or any SouthCom Asset or could otherwise adversely affect the Business, the Purchased Assets and the SouthCom Assets. Each Seller has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations with respect to the Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. Each Seller has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.

     3.21   ENVIRONMENTAL COMPLIANCE.  Except as set forth on Schedule 3.21:
                                                              -------------

            (a) Each Seller has complied in all material respects and is in compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

            (b) No Seller is a party to any litigation or administrative proceeding or, to the Knowledge of Sellers, is any litigation or administrative proceeding threatened against it, which in either case (i) asserts or alleges that such Seller violated any Environmental Laws, (ii) asserts or alleges that such Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property or (iii) asserts or alleges that such Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property.

            (c) With respect to the period during which SouthCom owned or occupied the Real Property, and, to the Knowledge of Sellers with respect to the time before SouthCom owned or occupied any Real Property, no Person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at the Real Property which Hazardous Materials, if known to be present, would require cleanup, removal or some other remedial action under any Environmental Laws.

            (d) There are not now, nor to the Knowledge of Sellerrs have there previously been, tanks or other facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

            (e) There are no conditions existing currently at the Real Property which would subject any Seller to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by any Seller.

            (f) No Seller is subject, as a result of its interest in the Real Property, to any judgment, order or citation related to or arising out of any Environmental Laws and no Seller has been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws.

            (g) SouthCom has been duly issued, and currently has and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 3.21. Except in accordance with
                                     -------------
such permits, licenses, certificates and approvals, there has been no discharge of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals.

     3.22 DISCLOSURE. No statement of fact by any Seller or the Sellers collectively contained in this Agreement and no written statement of fact furnished or to be furnished by any Seller or the Sellers collectively to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers (which representations and warranties shall survive the Closing for a period of twenty-four (24) months) as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date, the Buyer will be duly qualified to do business as a foreign corporation in Tennessee, and Buyer has full corporate power to purchase the Purchased Assets pursuant to this Agreement.

     4.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Agreement and all of the documents and instruments required herein by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

     4.3  ABSENCE OF CONFLICTING AGREEMENTS.  Except as set forth on Schedule
                                                                     --------
4.3, neither the execution, delivery or performance of this Agreement by Buyer
---
nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise:

          (a) conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer, or any federal, state or local law, statute, ordinance, rule or regulations applicable to Buyer, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

          (b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency; or

          (c) require the consent of any person under any material Contract or other material agreement, arrangement or commitment of any nature which Buyer is a party to or bound by.

     4.4 BROKERS. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.


                                   ARTICLE V

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     5.1 COMPLIANCE WITH AGREEMENT. Each Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

     5.2 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings to be taken by each Seller in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Buyer and Buyer's counsel and each Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     5.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers shall be true and correct in all material respects as of the Closing Date.

     5.4 DELIVERIES AT CLOSING. Each Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date as required pursuant to Section 2.3(a).

     5.5 OTHER DOCUMENTS. Each Seller shall have delivered to Buyer such documents and certificates of officers of each Seller and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of each Seller and the due authorization of this Agreement and the transactions contemplated hereby by each Seller, including board of directors and stockholders resolutions of each Seller.

     5.6 INSTRUMENTS OF CONVEYANCE AND TRANSFER; GOOD TITLE. Sellers shall deliver to Buyer at the Closing such other documents as shall be effective to vest in Buyer good and marketable title to the Purchased Assets and the SouthCom Assets as contemplated by this Agreement.

     5.7 FINANCING LEASES. Each of the Financing Leases, other than the Computer Financing Leases, shall be paid and satisfied in full and all Liens associated therewith shall be released.

     5.8 NON-GOVERNMENTAL CONSENTS. All permissions, approvals, determinations, consents and waivers of all non-governmental third-parties, if any, shall be secured as may be required by any Contract, Lease or other agreement in connection with assignment or transfer of the Contracts, Leases, the Purchased Assets or the SouthCom Assets to the Buyer.

     5.9 GOVERNMENTAL CONSENTS. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

     5.10 ABSENCE OF INVESTIGATIONS AND PROCEEDINGS.  Except as set forth on
Schedule 5.10, no action or proceeding or formal investigation by any Person or
-------------
governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof.

     5.11 ABSENCE OF LIENS. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Purchased Assets or the SouthCom Assets, except for Permitted Liens.


     If any of the conditions set forth in this Article V have not been satisfied, Buyer may in its sole discretion nevertheless elect to proceed with the consummation of the transactions contemplated hereby.


                                  ARTICLE VI

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     6.1 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

     6.2 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Sellers and their counsel, and Buyer shall have made available to Sellers for examination the originals or true and correct copies of all documents which Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

     6.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date.

     6.4 DEL4ERIES AT CLOSING. Buyer shall have delivered or caused to be delivered to Sellers the documents, each properly executed and dated as of the Closing Date required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

     6.5 OTHER DOCUMENTS. Buyer shall have delivered to Sellers such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Sellers' counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer, including board of director resolutions of Buyer.

     6.6 ABSENCE OF INVESTIGATIONS AND PROCEEDINGS. No action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from any Seller on account thereof.

     6.7  GOVERNMENTAL CONSENTS.   All material authorizations, consents or
approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.


     If any of the conditions set forth in this Article VI have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated hereby.


                                  ARTICLE VII

                                INDEMNIFICATION

     7.1  INDEMNIFICATION BY SELLERS.

          (a) Sellers jointly and severally shall indemnify and hold Buyer and Buyer's employees, officers, directors and stockholders (collectively, "Buyer
                                                                        -----
Indemnified Parties") harmless from and against, and agree promptly to defend
-------------------
Buyer from and reimburse Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by any Seller in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by any Seller at the Closing in accordance with the provisions of any Section hereof;

               (ii) any failure by any Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by any Seller pursuant to this Agreement;

               (iii)  the Retained Liabilities or the Retained Assets;

               (iv) the operation or ownership of the Businesses, the Purchased Assets or the SouthCom Assets prior to the Closing (except for the Assumed Liabilities); or

               (v) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in Sections 7.1(a)(i), 7.1(a)(ii), 7.1(a)(iii), or 7.1(a)(iv).

          (b) The amounts for which Sellers shall be liable under Section 7.1(a) of this Agreement shall be net of (i) any insurance proceeds payable to Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification and (ii) any tax benefits received by or accruing to the Buyer Indemnified Parties.

          (c) Notwithstanding any other provision to the contrary, Sellers shall not be required to indemnify and hold harmless Buyer Indemnified Parties pursuant to Section 7.1(a)(i) or 7.1(a)(v) (to the extent applicable to Section 7.1(a)(i)), unless:

               (i) Buyer has asserted a claim with respect to such matters within twenty-four (24) months after the Closing, except with respect to matters arising under Section 3.16 or 3.21 hereof, in which event Buyer must have asserted a claim within the applicable statute of limitations; and

               (ii) such claims for indemnification exceed an aggregate of $15,000, at which time Sellers shall pay all such claims up to a maximum amount equal to the Purchase Price (after adjustment to the Cash Purchase Price portion of the Purchase Price pursuant to Section 2.4).

     7.2  INDEMNIFICATION BY BUYER.

          (a) Buyer shall indemnify and hold each Seller and its respective employees, officers, directors and stockholders (collectively, "Seller
                                                                ------
Indemnified Parties") harmless from and against, and agrees to promptly defend
-------------------
Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any representations and warranties made by Buyer in or pursuant to this Agreement, or in any certificate or affidavit delivered by Buyer at the Closing in accordance with the provisions of any Section hereof;

               (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

               (iii)  the Assumed Liabilities;

               (iv) the operation and ownership of the Businesses, the Purchased Assets or the SouthCom Assets by Buyer from and after the Closing Date; or

               (v) any suit, action or other proceeding brought by any governmental authority or person arising out of, or in any way related to, any of the matters referred to in Sections 7.2(a)(i), 7.2(a)(ii) or 7.2(a)(iii) or 7.2(a)(iv).

          (b) The amounts for which Buyer shall be liable under Section 7.2(a) of this Agreement shall be net of (i) any insurance proceeds receivable by Sellers from their own insurance policies in connection with the facts giving rise to the right of indemnification and (ii) any tax benefits received by or accruing to the Seller Indemnified Parties.

          (c) Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless Seller Indemnified Parties pursuant to Section 7.2(a)(i) or 7.2(a)(v) to the extent applicable to Section 7.2(a)(i), unless such Seller has asserted a claim with respect to such matters within twenty-four (24) months after the Closing.

     7.3  NOTIFICATION OF CLAIMS.

          (a) A party entitled to be indemnified pursuant to Section 7.1 or 7.2 (the "Indemnified Party") shall notify the party liable for such indemnification
      -----------------
(the "Indemnifying Party") in writing of any claim or demand which the
      ------------------
Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 7.1 or 7.2, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.


                                 ARTICLE VIII

                              FURTHER AGREEMENTS

     8.1 EMPLOYEES. Buyer may at any time approach employees of Memphis or Southern and make arrangements or enter into agreements with such employees concerning becoming employees of the Buyer, although Buyer assumes by this Agreement no obligation to employ or continue the employment of any Person after the Closing. It is Buyer's intention as of the date hereof to make such arrangements will substantially all of the employees of Memphis and/or Southern, but specifically excluding John Clarke. Memphis and Southern agree to fully cooperate with the Buyer in connection with its offer to hire any such employees and will not take any action, directly or indirectly, to prevent any employee from becoming employed by Buyer from and after the Closing. Memphis and Southern agree that for a period of twelve (12) months following the Closing, they shall not solicit or induce any employee to remain in or return to the employment of any Seller or otherwise attempt to retain or obtain the services of any such employee. Sellers shall be solely responsible for and shall pay all salaries and other compensation (including, but not limited to, any deferred or incentive compensation and any severance pay) which will or may become payable at any time in the future to any employee for services rendered by such employee to any Seller on or before the Closing Date.

     8.2 COOPERATION; CONSENTS AND APPROVALS. If any consents, approvals or authorizations of any type required pursuant to Section 5.8 and/or 5.9 hereof are not secured as of the Closing Date, after the Closing Date Buyer and Sellers will cooperate in all respects and Sellers shall use their good faith best efforts in order to: (a) secure any nongovernmental approvals, consents and waivers of third parties necessary for the assignment of the Contracts and Leases to Buyer and the transfer of the Purchased Assets and SouthCom Assets from Sellers to Buyer; and (b) give notices to any governmental authority, and secure the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transfer of the Purchased Assets and the SouthCom Assets from Sellers to Buyer.

     8.3 FURTHER ASSURANCES. From time to time after the Closing Date, upon the reasonable request of Buyer, Sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets. Sellers agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

     8.4 BULK TRANSFER. Buyer and Sellers hereby waive compliance with the Bulk Transfer provisions of the Uniform Commercial Code of the State of Tennessee and all similar laws. Except for the Assumed Liabilities, each Seller shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to its ownership, operation and sale of its Business. Except for the Assumed Liabilities, Sellers hereby agree to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the Bulk Transfer provisions of the Uniform Commercial Code of Tennessee or any similar law.


                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1 ENTIRE AGREEMENT; AMENDMENT; AND WAIVERS. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     9.2 SURVIVAL. The obligations to indemnify contained in Article VII hereof, the agreements contained herein and, as limited by the introductory paragraphs of Articles 3 and 4 hereof, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and shall survive any independent investigation by Buyer or Sellers, and any dissolution, merger or consolidation of Buyer or any Seller and shall bind the legal representatives, assigns and successors of Buyer and such Seller.

     9.3 EXPENSES. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. The cost of a title search shall be paid by Sellers. The cost of title insurance and transfer fees relating to the Real Property shall be paid by Buyer.

     9.4 BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Sellers and their respective successors and assigns. This Agreement shall not be assigned by any party without the prior written consent of the other party; provided, however,
                                                            --------  -------
that Buyer may, without such consent, assign any or all of its rights and obligations under this Agreement to any corporation, partnership, limited liability company or joint venture controlled by or under common control with Buyer.

     9.5 NOTICES. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other party, or when sent by telecopy or facsimile machine to the number shown below, or when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

     If to Buyer:     IXL ACQUISITION CORP.
                      3060 Peachtree Rd., Suite 340
                      Atlanta, Georgia  30305
                      Attention: James Rocco, President
                      Telephone No.: (404) 351-4518
                      Telecopy No.: (404) 350-9823

     With a copy to:  MINKIN & SNYDER, P.C.
                      3060 Peachtree Road, Suite 1100
                      Atlanta, Georgia  30305
                      Attention:  James S. Altenbach, Esq.
                      Telecopy No.: (404) 261-5064

     If to Sellers:   MEMPHIS ON LINE, INC.
                      SOUTHERN ON LINE SYSTEMS, INC.
                      SOUTHERN COMMUNICATIONS, INC.
                      3160 Directors Row
                      Memphis, Tennessee  38131
                      Attention: Jeffrey Stewart
                      Telephone No.: (901) 345-9999
                      Telecopy No.: (901) 345-9992

     With a copy to:  THE BOGATIN LAW FIRM
                      860 Ridge Lake Blvd., Suite 360
                      Memphis, Tennessee 38120
                      Attention: Matthew Cavitch, Esq.
                      Telephone No.: (901) 767-1234
                      Telecopy No.: (901) 767-2803


     9.6 COUNTERPARTS; HEADINGS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     9.7 INCOME TAX POSITION. Neither Buyer nor Sellers shall take a position for income tax purposes which is inconsistent with this Agreement.

     9.8 SEVERABILITY. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     9.9 NO RELIANCE. Except for (i) any assignees permitted by Section 9.3 of this Agreement and (ii) lenders providing financing for the consummation of the transactions contemplated by this Agreement:

          (a) no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Seller contained in this Agreement; and

          (b) Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Seller contained in this Agreement.

     9.10 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Georgia without regard to the conflict of law principles thereof.

     IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the day and year first above written.



                        IXL ACQUISITION CORP.


                        By: /s/ James V. Sandry
                           ----------------------------------------
                        Name: James V. Sandry
                        Title: Executive Vice President



                        MEMPHIS ON LINE, INC.


                        By: /s/ Jeff Stewart
                           -----------------------------------------
                        Name: Jeff Stewart
                        Title: President


                        SOUTHERN ON LINE SYSTEMS, INC.


                        By: /s/ Jeff Stewart
                           -----------------------------------------
                        Name: Jeff Stewart
                        Title: President


                        SOUTHERN TEL SUPPLY, INC.

                        By: /s/ Steve Gill
                           -----------------------------------------
                        Name: Steve Gill
                        Title: President

                                 EXHIBIT LIST (Memphis On Line)
                                 ------------

Assumption Agreement.............................................  Exhibit A

Bill of Sale and Assignment......................................  Exhibit B

Buyer's Closing Certificate......................................  Exhibit C

Assignment and Assumption of Contracts...........................  Exhibit D

Indemnity Guaranty Agreement.....................................  Exhibit E

Assignment and Assumption of Leases..............................  Exhibit F

Non-Competition Agreement........................................  Exhibit G

Seller's Closing Certificate.....................................  Exhibit H

Trademark Assignment.............................................  Exhibit I

                                 SCHEDULE 1.1
                                 ------------

                              ASSUMED LIABILITIES


                                 SCHEDULE 1.2
                                 ------------

                           COMPUTER FINANCING LEASES


                                 SCHEDULE 1.3
                                 ------------

                                   CONTRACTS


                                 SCHEDULE 1.4
                                 ------------

                                  COPYRIGHTS


                                 SCHEDULE 1.5
                                 ------------

                                   EQUIPMENT


                                 SCHEDULE 1.6
                                 ------------

                                    LEASES


                                 SCHEDULE 1.7
                                 ------------

                                MOTOR VEHICLES

                                 SCHEDULE 1.8
                                 ------------

                                PERMITTED LIENS


                                 SCHEDULE 1.9
                                 ------------

                                 REAL PROPERTY


                                 SCHEDULE 1.10
                                 -------------

                                RETAINED ASSETS


                                 SCHEDULE 1.11
                                 -------------

                          COMPUTER SOFTWARE PROGRAMS


                                 SCHEDULE 1.12
                                 -------------

                              SOUTHCOM EQUIPMENT


                                 SCHEDULE 1.13
                                 -------------

                                  TRADEMARKS


                                 SCHEDULE 2.7
                                 ------------

                         ALLOCATION OF PURCHASE PRICE

                                 SCHEDULE 3.1
                                 ------------

                   ARTICLES OF INCORPORATION OF EACH SELLER


                                 SCHEDULE 3.3
                                 ------------

                EXCEPTIONS TO ABSENCE OF CONFLICTING AGREEMENTS


                                 SCHEDULE 3.5
                                 ------------

     TITLE TO PURCHASED ASSETS AND SOUTHCOM ASSETS; LIENS AND ENCUMBRANCES


                                 SCHEDULE 3.6
                                 ------------

                   EXCEPTIONS TO GOOD CONDITION OF EQUIPMENT


                                 SCHEDULE 3.7
                                 ------------

                            EXCEPTIONS TO CONTRACTS


                                 SCHEDULE 3.8
                                 ------------

                       EXCEPTIONS TO INTANGIBLE PROPERTY


                                 SCHEDULE 3.9
                                 ------------

                          EXCEPTIONS TO REAL PROPERTY

                                 SCHEDULE 3.10
                                 -------------

                             EXCEPTIONS TO LEASES


                                 SCHEDULE 3.11
                                 -------------

                             FINANCIAL STATEMENTS


                                 SCHEDULE 3.12
                                 -------------

                            EXCEPTIONS TO NO CHANGES


                                 SCHEDULE 3.13
                                 -------------

                            EXCEPTIONS TO SOFTWARE


                                 SCHEDULE 3.14
                                 -------------

                            UNDISCLOSED LIABILITIES


                                 SCHEDULE 3.15
                                 -------------

               LITIGATION; LABOR DISPUTES; COMPLIANCE WITH LAWS


                                 SCHEDULE 3.16
                                 -------------

                EXCEPTIONS TO TAXES BEING TIMELY FILED AND PAID

                                 SCHEDULE 3.17
                                 -------------

                                   INSURANCE


                                 SCHEDULE 3.19
                                 -------------

                                   EMPLOYEES


                                 SCHEDULE 3.20
                                 -------------

                            EMPLOYEE BENEFIT PLANS


                                 SCHEDULE 3.21
                                 -------------

                    EXCEPTIONS TO ENVIRONMENTAL COMPLIANCE


                                 SCHEDULE 4.3
                                 ------------

                EXCEPTIONS TO ABSENCE OF CONFLICTING AGREEMENTS


                                 SCHEDULE 5.10
                                 -------------

            EXCEPTIONS TO ABSENCE OF INVESTIGATIONS AND PROCEEDINGS